EXHIBIT 10.1



              WRITTEN DESCRIPTION OF COMPENSATION ARRANGEMENT FOR

                 UNIONBANCAL CORPORATION NON-EMPLOYEE DIRECTORS


On July 27, 2005, the UnionBanCal Corporation board of directors approved an increase in compensation payable to directors who are not full-time officers or employees of UnionBanCal or The Bank of Tokyo-Mitsubishi, Limited, or its affiliates ("non-employee directors") for combined service on the UnionBanCal and/or Union Bank of California, N.A. boards. The increase is effective retroactively to January 1, 2005. The increase in compensation is as follows:

(1) The annual cash retainer payable to non-employee directors will increase to $35,000 per year, from $30,000 per year;

(2) The fee paid to non-employee directors for each board or committee meeting attended will increase to $1,500 per meeting, from $1,000 per meeting, except that when board meetings of UnionBanCal and Union Bank of California, N.A., are held on the same day and when the same committees of UnionBanCal and Union Bank of California, N.A., have a combined meeting, the total fee, in each case, is limited to $1,500;

(3) The annual retainer fee payable to the chair of each board committee (except as noted below) will increase to $10,000 per year, from $5,000 per year;

(4) The annual retainer of the Chair of the Audit Committee of the board will increase to $25,000 per year, from $10,000 per year;

(5) The annual retainer fee payable to the Chair of the Finance & Capital Committee of the board will increase to $15,000 per year, from $5,000 per year; and

(6) The Lead Independent Director of the board (a new board position) will receive an annual retainer of $50,000;

(7) Beginning in 2005, an annual restricted stock grant to non-employee directors with a value of $55,000, subject to such terms and conditions of the grant, including the determination of the grant date, as the independent Executive Compensation & Benefit Committee of the board shall determine; and

(8) For new non-employee directors elected to the board, an initial grant of restricted stock with a fair market value of $110,000 on the date of election, subject to such terms and conditions as the independent Executive Compensation & Benefit Committee of the board shall determine.

The increase in compensation follows the recommendation of an independent compensation consultant, based on an analysis of the compensation paid to directors of industry peers and competitive practices, and reflects the increased responsibilities of board members following the adoption of the Sarbanes-Oxley Act of 2002, new Securities and Exchange Commission regulations and additional New York Stock Exchange listing standards.